Note: References to all financial numbers are non-GAAP unless stated as GAAP

Shareholder Letter
Q4 and FY 2018 - February 12, 2019

Dear Fellow Shareholders,
As we look back on the past year, we would like to thank everyone who has joined Cornerstone on this journey. 2018 was a remarkable year for us. We underwent a strategic transformation, we successfully shifted our business to a recurring revenue model, and we did all of this while demonstrating solid sales execution and margin improvement. This momentum continued in the fourth quarter as we capped off the year with another strong performance.
2018: We Got Fit and Grew
In 2018, we executed our plan to “get fit and grow.” We reported recurring revenue growth of 19% year-over-year, generated healthy cash flow, exited our enterprise service delivery business, expanded our global partner ecosystem, introduced new recurring revenue streams, doubled our operating margin and achieved our third consecutive year of non-GAAP net income.
The Transformation
In November 2017, we announced a five-point plan to transform Cornerstone into an industry-leading, high-margin growth company. The magnitude of the changes could have been disruptive to any business, particularly one in the public eye, but we believed that if done correctly, the transformation would better position Cornerstone for long-term success and create significant value for our stakeholders. The plan worked, and we believe the results speak for themselves:

(1)	Focus on recurring revenue.
-In 2018, we exited our enterprise delivery services. Implementations are now in the very capable hands of our global ecosystem of services partners. This year, we onboarded several new global SIs including Deloitte and IBM and expanded the breadth and capabilities of our partner eco-system. We now have over 450 certified Cornerstone consultants around the world.
-Sales accelerated with new Annual Recurring Revenue (ARR) growth of approximately 25% year-over-year.
-Subscription revenue in 2018 came in ahead of guidance at $473 million for the year, representing 19% growth, or 18% constant currency growth.
-We grew our client base to more than 3,500 organizations around the globe. And our user base now exceeds more than 40 million subscribers, which we believe represents one of the largest subscriber bases of any software provider in the world.
-We eliminated quota credit and commissions for all non-recurring services, and as intended, non-recurring services were down more than 70% for the year.
-We ended 2018 with $510 million of ARR, representing 16% growth, or 18% growth in constant currency, year-over-year.

(2)	Improve operating margins and free cash flow.
-We made the necessary decisions and improved our operations to dramatically improve our margin profile. Operating profit more than doubled for the year to $63 million, or a 12% operating margin, and we achieved our second consecutive quarter of GAAP profitability.
-For the full year 2018, on a GAAP basis our operating loss was ($8) million, or a (1%) operating margin compared to an operating loss of ($49) million, or a (10%) operating margin in 2017.
-Sales productivity, as defined by ARR per rep, improved nearly 50% year-over-year. This contributed to driving sales and marketing spend to 37% of revenue, the lowest we have seen in the company’s history.

Note: References to all financial numbers are non-GAAP unless stated as GAAP

(3)	Develop new recurring revenue streams.
-We launched our new Content Anytime subscription offerings in the fourth quarter of 2017 that drove significant sales in 2018.
-We also converted some of our non-recurring services into recurring offerings.
-We have seen strong attach rates across our installed base of our new client success packages and have been able to move some of our technical services to recurring tech services, further supporting the growth of new recurring revenue.

(4)	Bolster the management team to help us scale.
-In addition to the many new senior executives that we have announced this year, we have strengthened management at all levels of the business around the world through a combination of internal promotions and external appointments. Through all this change, our Cornerstone culture has remained strong.

(5)	Strengthen corporate governance.
-At the June 2018 annual meeting of stockholders, the shareholders approved the appointment of three new accomplished software industry CEOs-Elisa Steele, Richard Haddrill and Marcus Ryu-to the board. Ms. Steele was also appointed to serve as the Chair of the Board.
-Our shareholders approved the declassification and annual election of the board of directors starting in 2019.

The Results
2018 was a transformational year for Cornerstone, and we are proud of our results.
We are pleased to report that we had a strong fourth quarter to end an already solid year, which demonstrates that we are indeed a stronger, fitter company.

•	In 2018, we reported subscription revenue growth of 19% year-over-year.

•	We successfully exited enterprise services by transitioning the business to our global services partners.

•	Sales productivity was up over 50% in 2018.

•	Sales and marketing expenses in 2018 were 37% of total revenue, significantly down from 54% in 2015.

•	We doubled our operating margin and increased our unlevered free cash flow by 45% year-over-year.

New client additions & upsells during the fourth quarter of 2018 include:

•
Samsung, a Global 500 company, is the world’s largest information technology company and semiconductor manufacturer, with over 300,000 employees in 80 countries, deployed the Cornerstone Learning suite as part of Samsung’s learning development journey. Cornerstone won against the competition due to the depth and breadth of our Learning Management Suite (LMS), proven integration capabilities and ability to manage multiple subsidiaries.

•
Cencosud is the largest retailer in Latin America, with more than 130,000 employees distributed in 1,200 stores in 5 countries. In 2015, Cencosud acquired our LMS product to deploy on their Campus Cencosud Corporate University, where

Note: References to all financial numbers are non-GAAP unless stated as GAAP they train more of 120,000 people in Latin America. In December 2018, we signed a contract for the Recruitment, Performance, View and Engage products, as well as Cornerstone HR to facilitate the self-management of their work teams.

•
The Mosaic Company is a Fortune 500 company and the world’s leading integrated producer and marketer of concentrated phosphate and potash, employing more than 15,000 people in six countries. The company nearly doubled the number of licenses since the original deployment of Cornerstone’s LMS.

•
In healthcare, we closed deals with a Fortune 1000 global healthcare leader based in California, Stormont-Vail Healthcare, an integrated healthcare system serving parts of the Northeastern United States who selected Cornerstone for content, Prisma Health, the largest not-for-profit health organization in the South Atlantic with more than 30,000 team members and serving more than 1.2 million patients annually and Baptist Health Care, one of the largest, non-profit full service hospital systems in the Midwestern United States.

•
In the public sector, we closed deals with Virginia Commonwealth University, a public research university, located in Richmond, Virginia; Madison Metro Public School District serving over 27,000 students in 49 schools, based in Wisconsin; one of the largest and most prestigious private foundations in the United States; and a strategic win within the Department of Defense.

•	In Europe, Prosegur, a European multi-national security company, and Air France KLM, one of the largest and most prestigious European airlines, selected Cornerstone Learning.

Accelerating Sales
Our solid performance for the year was driven by consistent execution across all teams.

Our Public Sector team had its strongest year ever with significant wins across all verticals including Federal, State & Local, K12, Higher Ed, and Healthcare. This represents our second consecutive year of strong execution in the public sector. With both new client additions and upsells and cross-sells to existing clients, today the Public Sector business is nearly three times larger than it was in 2016. We believe this growth is an early indicator of what is to come from this team as the public sector is now entering the beginning stages of cloud adoption. We expect our growing presence in this vertical combined with a roster of referenceable clients should enable us to further penetrate this largely greenfield market.

In the private sector, our North American team continued to demonstrate solid execution. A large win in the fourth quarter came from a leading video game company who purchased our learning suite to replace a low-cost LMS provider who failed to deliver on their customization promises. They chose to deploy Cornerstone across their global employee and contractor base of 16,000 users due to our established product and support model, strong reputation, and most importantly, our ability to deliver a customized user experience.

Note: References to all financial numbers are non-GAAP unless stated as GAAP

Abroad, EMEA had a record fourth quarter with its strongest quarter in the company’s history and a near record number of new client wins. The team experienced growth across all regions throughout the year with France, the UK and Germany leading the way in new sales. Beyond our core offering, our momentum in EMEA has been bolstered by the Cornerstone HR product and Content, as both resolve some of the challenges inherent to European companies that operate across many countries. Our Cornerstone HR product enables communication of data across the dozens to hundreds of disparate HRIS systems that permeate European enterprise organizations and allows them to make data-driven decisions while also extending the life of their existing HRIS implementations. Our Content offering eliminates the challenges that Learning & Development professionals encounter as they try to source the best and most relevant content across countries and languages by providing a curated catalog of best-in-class content available in multiple languages.

Our global client sales teams achieved the best year in the company’s history in new annual recurring revenue. As we continue to enhance our product offerings, we grow our revenue opportunity within our installed base. In Europe, we experienced accelerated growth within our installed base bolstered by sales of Cornerstone HR to our existing clients. In North America, client sales also grew its recurring revenue for the year. Around the world, we saw significant attach of our newly introduced Client Success Packages and Content offerings, in addition to having success upselling and cross-selling clients. Our client sales teams globally delivered record quarters throughout all of 2018. While we are incredibly pleased with what this team has accomplished, we see a long runway to further penetrate the installed base.
Doubling Profitability
While we were accelerating sales in 2018, we also got fit. We saw improvements in profitability throughout the year and, in Q4, we generated $3 million of operating income. This marked our second consecutive quarter of GAAP operating profitability. The $3 million of GAAP operating income in Q4 2018 compared to a GAAP operating loss of $5 million in Q4 2017.
Non-GAAP operating income for the quarter was $19 million, representing a 14% operating margin. Non-GAAP operating income for the year was $63 million, or a 12% operating margin. GAAP operating loss for the year was $8 million compared to $49 million in 2017. Much of this progress can be attributed to continued improvement in sales rep productivity.
Additional benefits to the bottom line have continued to be realized through our Operational Excellence initiatives. Much of 2018 focused on getting the right people, technology, and processes in place. We built our first ever global strategic sourcing team who invested in new tools to optimize our processes on a global scale. Some of their biggest wins for the year include deploying a global procure-to-pay system to enhance controls and visibility around spend management as well as automating certain processes for the finance team. As a result, we achieved nearly $12 million in life of contract cost reductions and avoidance throughout the year due to competitive bidding and negotiations. Enhanced automation allowed for finance headcount to remain flat despite the additional work required throughout the year related to the adoption of ASC 606. The team is also enabling cost-effective expansion as we open our second largest U.S. office in Sandy, Utah later this year.

Note: References to all financial numbers are non-GAAP unless stated as GAAP

As we move onto 2019, we believe the team, technology and processes that have been put in place are the right foundation to unlock incremental margin improvement through further strategic sourcing, business alignment, automation, and process improvement initiatives.
Continued Innovation
Despite a major transformation, our commitment to innovation for our clients and the industry did not waiver. Our product innovation and corporate culture continued to generate significant recognition from leading industry analysts throughout 2018.

•	On January 31, 2018, we announced that Fosway positioned Cornerstone as a strategic leader in the 2018 Fosway 9-Grid for Learning Systems for the fourth year in a row.

•	On May 30, 2018, we announced that NelsonHall named Cornerstone a leader in the 2018 NelsonHall NEAT Next Generation HCM Technology Vendor Evaluation report for the mid-to large-market client segment.

•	On June 24, 2018, we announced that Aragon Research positioned Cornerstone as a leader in the 2018 Aragon Research Globe for Corporate Learning.

•
On July 26, 2018, we announced that IDC recognized Cornerstone as a leader in all four 2018 IDC MarketScape reports that cover integrated talent management (ITM) based on being the most influential in the market both in the short term and the long term.

•
On October 3, 2018, we announced that Cornerstone was recognized as a leader in the 2018 Gartner Magic Quadrant for Talent Management Suites for the fifth consecutive time due to our completeness of vision and ability to execute.

•
On October 23, 2018, we announced that Fosway recognized Cornerstone as the clear strategic leader for Integrated Talent Management in 2018 Fosway 9-Grid for cloud human capital management (HCM) due to continued improvement in both performance and potential.

•
On December 20, 2018, we announced that Cornerstone was named a leader in the Nucleus Research 2018 Talent Management Technology Value Matrix. More than 20 talent management vendors were assessed in the Nucleus Value Matrix, and Cornerstone was placed definitively in the leader quadrant and recognized highest on the matrix for its product usability.

Cornerstone was also recognized numerous times during the year for our corporate culture and our leadership in the HR space.
2019: A $40 Billion Market Opportunity to Drive Continued Top-Line Growth with Bottom-Line Margin Expansion
As the relentless pace of technological change continues to impact every industry and, ultimately, every job, there's a growing global need for continuous training and development to stay competitive in your industry, your career, and your job. As the global leader in corporate learning experience, we believe that Cornerstone is well-positioned for a period of strong, sustainable growth and our mission, strategy and execution will continue to drive results.

Note: References to all financial numbers are non-GAAP unless stated as GAAP

We now operate in two large and exciting markets: human capital management (HCM) and online corporate training, which together represent a $40 billion opportunity. With our leading position in the market, we are well positioned to leverage the tailwind created by the rising global need for lifelong learning.
Talent Management Market Opportunity
CORNERSTONE IS THE MARKET LEADER
Cornerstone is the talent management industry leader. Today, we are growing our core business and extending our position as a global leader in cloud-based learning and human capital management. Cornerstone’s platform is successfully used by more than 3,500 global clients of all sizes spanning over 40 million users across more than 190 countries and 43 languages.
In 2018 our leadership position in the marketplace remained unchallenged as we continued to receive significant recognition from leading industry analysts. Throughout the year we received recognition as a “Leader” in Talent Management from Gartner, Nucleus Research, Fosway, and IDC as well as advanced our position in Fosway’s 9-Grid for Human Capital Management due to our investments in the Cornerstone HR product.
RECRUITING PENETRATION
Our Recruiting product was dramatically enhanced in 2018 following a 50% increase in engineering resources for our Recruiting suite. We had major releases to enhance the candidate and recruiter experience as well as enable ultra-high-volume recruiting. We also acquired Workpop to strengthen our talent acquisition tools for frontline employees in retail, manufacturing and healthcare. As a result, we grew our recruiting clients to more than 800 clients around the globe.
Even with the growth, Cornerstone continues to have a massive opportunity to grow Recruiting within our installed base. 67% of our clients do not yet have our Recruiting Suite, including more than 50% of our clients that have both our Learning and Performance Suites.

Note: References to all financial numbers are non-GAAP unless stated as GAAP

GROWTH IN ASIA-PACIFIC AND JAPAN
Cornerstone has been quite successful internationally for many years, with 36% of our total revenues coming from outside of North America today. While much of that success can be attributed to the EMEA region, we expect Asia-Pacific & Japan to contribute much more meaningfully in the years to come as that market continues to rapidly mature with respect to the adoption of both SaaS solutions and talent management best practices. We saw strong indications of this in every major geography within the APJ region in 2018.
Our teams in both Asia and Australia / New Zealand delivered the highest ARR results in the history of our presence in these markets, and consequently, we are increasing our investment in both geographies to take advantage of a clearly growing market opportunity.
We are also increasing our level of investment in Japan, which is not only the third-largest economy in the world, but also a market that is highly enterprise-centric and has seen multiple vendors within the SaaS category experience recent success that has had a material impact on their overall business growth. Multiple macro-economic factors have created a compelling case for Japanese companies to modernize their approach to managing the workforce by investing in learning and development, so now is the time to make Japan a key focus for Cornerstone.
Content Market Opportunity
The global market for third-party online training is approximately $25 billion according to the Training Industry. Cornerstone’s strength in corporate learning positions us well to be the logical leader in the space. In 2018, we had over 500 million course registrations and over 300 million course completions on our platform. Within Cornerstone’s existing installed base alone, we estimate that our opportunity at scale is approximately $250 million in annual recurring revenue, which is similar to the current size of our Learning Suite business.

Note: References to all financial numbers are non-GAAP unless stated as GAAP

To capture our content opportunity, in late 2017, we launched Content Anytime, which continues to be our fastest growing product release to date. In 2018, we acquired Grovo to extend our capabilities in the content arena.
Our content business delivered a record fiscal year 2018, with over 100% growth in new annual recurring revenue compared to the same period a year ago. We expect our content business to represent a high single digit percentage of our total ARR by the end of 2019. Our Content team had a record Q4 with its largest sales quarter ever, with more than 80% sequential growth in new ARR.
In the fourth quarter, several existing Content Anytime clients increased their seat count and extended their contract terms at renewal. At the same time, the Grovo acquisition generated healthy demand following the exclusive availability of Grovo’s top-rated micro-learning library.
During the fourth quarter, we announced the availability of new Content Anytime subscriptions for the European market, including new regional offerings customized for Spain, Germany and France, as well as a thematic offering in Digital Transformation. The subscriptions help our European clients to meet the complex challenge of providing employees with a comprehensive and up-to-date learning content library that is both locally relevant and in local languages.
In 2019 we will launch additional Content Anytime subscriptions and anticipate continued strong momentum for our Content business.
Cornerstone HR Continues to Gain Traction
Cornerstone HR, which is primarily sold in EMEA today, had strong momentum in 2018 and is now almost 15% penetrated across our EMEA client base, demonstrating the demand for the solution from both prospects and existing clients. Cornerstone HR helps companies with de-centralized and outdated human resource information systems to modernize their infrastructure without “ripping and replacing” their existing integrations and transactional systems.
Clients with Cornerstone HR use more than two times the number of Cornerstone product suites than clients without CHR and resultingly have over two times higher average revenue per user.
As the Cornerstone HR Suite continues to evolve, opportunities to expand our footprint across industries and regions continue to emerge.

Financial Review: Fourth Quarter and Fiscal Year 2018

2018 experienced significant improvement in our profitability, unlevered free cash flow and a near doubling of our non-GAAP earnings per share. Our successful transition out of enterprise services adversely impacted our reported topline revenue growth but our subscription revenue grew 19%, or 18% on a constant currency basis. Looking ahead, 2019 is an investment year as we

Note: References to all financial numbers are non-GAAP unless stated as GAAP continue to focus on accelerating our growth initiatives. We also believe there are more opportunities to drive additional improvements in our operating model.

CLIENT AND USER BASE
The size of our client base increased to 3,535 at the end of the fourth quarter, representing 107 net new client additions during the quarter. We added 1.8 million net users during the quarter, bringing our user base to 40.2 million users.
As we have discussed on the last couple of quarterly earnings calls, we expect our revenue growth to become less correlated to user growth as we move forward. For that reason, while we will continue to disclose user counts periodically, we no longer consider user counts to be a key metric and will therefore not be disclosing it on a quarterly basis in the future. For financial modeling purposes, we recommend you use ARR, the same metric we use internally to model the business.
EMPLOYEE HEADCOUNT
We ended the year with 1,953 employees, representing a 3% increase from the end of Q3 and the end of 2017.
ANNUAL DOLLAR RETENTION
Our annual dollar retention rate for 2018 was 92.8%, a decrease from our prior year rate of 93.5%. Our annual dollar retention on a net basis continues to exceed 100%, demonstrating that we have the ability to expand our footprint within our installed base in addition to retaining our clients.
SUBSCRIPTION REVENUE
In the fourth quarter, subscription revenue came in at $126 million, representing a year-over-year increase of 19%, or 20% on a constant currency basis, ahead of our internal expectations for the quarter. Subscription revenue benefited from approximately $3 million of accelerated revenue related items that will not recur. For the full year, subscription revenue increased 19%, or 18% on a constant currency basis, to $473 million.
In 2018, we closed almost double the number of large deals compared to the previous year. Today, our client base includes global leaders in virtually every vertical, which we believe has enabled us to build one of the largest subscriber bases of any software provider in the world.
TOTAL REVENUE AND ANNUAL RECURRING REVENUE
Due to our intentional reduction of services revenue as a result of transitioning our services business to our global partners, our services revenue in the fourth quarter came in at $12 million, down 53% year-over-year. Accordingly, total revenue in the fourth quarter was $138 million, a year-over-year increase of 5%, or 6% on a constant currency basis. For the full year, total revenue was $538 million, a year-over-year increase of 12%, or 11% on a constant currency basis.
Annual Recurring Revenue at the end of 2018 was $510 million, an increase of 16%, or 18% on a constant currency basis, compared to $439 million at the end of 2017.

Note: References to all financial numbers are non-GAAP unless stated as GAAP

GROSS MARGIN
Our gross margin was 76% in the fourth quarter, up 330 basis points from the prior year. Gross margin for the full year was 74%, up 120 basis points from the prior year. This improvement is largely a result of a higher percentage of subscription revenue.
OPERATING EXPENSES
During the third quarter of 2018, we completed certain aspects of our strategic transformation plan to position us for long-term growth. The completion of this phase resulted in a reallocation of certain resources. The primary reallocation resulted in some sales and marketing headcount that were moved into research and development activities to better align the organization with their updated job functions. This had the impact of reducing sales and marketing and increasing research and development, both as a percentage of revenue, by approximately 3 percentage points on a non-GAAP basis and 4 points on a GAAP basis.
Sales and marketing expenses reached a record low of 34% of revenue in the fourth quarter. To give you some perspective, just 3 years ago, in Q4 2015, sales and marketing expense was 52% of revenue or 1,800 basis points higher than it is today. Going forward, we expect continued improvements in sales efficiency as we optimize for results. Sales and marketing expense, as a percentage of revenue, for the full year 2018 was 37% compared to 44% in 2017.
In the fourth quarter, R&D expense was 15% of revenue, representing an increase of 500 basis points from 10% in the prior year due to increased investment in product innovation and the reallocation of certain resources discussed above. R&D expense including capitalized software development costs for the full year 2018, was $91 million, or 17% of revenue compared to 15% in 2017.
In the fourth quarter, G&A was 13% of revenue, slightly higher than the prior year. G&A expense, as a percentage of revenue, for the full year 2018 was 13%, consistent with 2017.
Overall, this resulted in operating margin in the fourth quarter of 14%. For the full year, our operating margin improved 620 basis points to 12%. The acquisition of Grovo Learning, Inc had an approximate $1 million adverse impact on operating income during the quarter and full year 2018. On a GAAP basis, our operating margin for the quarter was 2%, and for the full year 2018 it was (1%) compared to (10%) in 2017.
INCOME TAX EXPENSE
During the year, we recorded income tax expense of about $3 million, principally related to our international operations. For U.S. income tax purposes, we expect our deferred tax asset to allow us to offset any current tax liabilities related to domestic earnings for the foreseeable future.
NET INCOME AND EARNINGS PER DILUTED SHARE
Driven in part by our continued focus on controlling operating expenses and our strong revenue performance, net income for the quarter was $15 million, or $0.24 per diluted share compared to $0.19 in the prior year. This is the first time that we have achieved eight consecutive quarters of profit and marks eight consecutive quarters of year-over-year improvements in profitability. On a GAAP basis our net income was ($3) million, or ($0.05) per share, compared to ($9) million, or ($0.16) per share in the fourth quarter of 2017.
For the full year 2018, net income was $47 million, or $0.74 per diluted share, compared to $25 million, or $0.41 per diluted share, in the prior year. On a GAAP basis our net income was ($34) million, or ($0.58) per share, compared to ($61) million, or ($1.07) per share in 2017. For EPS purposes, our weighted average diluted share count increases to approximately 66 million in quarters in which we report a profit.
UNLEVERED FREE CASH FLOW
With regards to cash flow, unlevered free cash flow, which we define as operating cash flow less capitalized software and capital expenditures plus cash interest expense, decreased by $13 million year-over-year to $34 million in the fourth quarter, representing an unlevered free cash flow margin of 24% compared to 35% in the prior year. This reduction was primarily related to improved collection processes that we implemented earlier in 2018.
For the full year, unlevered free cash flow exceeded our expectations at $63 million, or 12% of revenue.

Note: References to all financial numbers are non-GAAP unless stated as GAAP

WELL-CAPITALIZED BALANCE SHEET
We continue to maintain a well-capitalized balance sheet. At the end of 2018, our total cash and investment balance was approximately $390 million. Additionally, as of December 31, 2018, we had $289 million in carrying value of convertible debt.
In 2017, our Board of Directors authorized a $100 million share repurchase program. The program was completed in Q4 2018. In the fourth quarter, we repurchased approximately 484,000 shares, totaling $25 million. Over the life of this program, we repurchased 2.3 million shares at an average cost of about $43.71 per share for a total of $100 million.
Our deferred revenue balance was $326 million at the end of 2018, which is consistent with the balance at the end of 2017. In 2018, as a result of executing on our strategic transformation plan, the migration of services to our partners had a meaningful adverse impact on deferred revenue.
In 2018, our total capital expenditures were $15 million or approximately 3% of revenue. Although this amount is higher than 2017, it is in line with our three-year historical average of 3% of revenue.
2019 Financial Outlook
Our 2019 outlook has been developed using the best information we have as of today.
We have not experienced any material impact on our pipelines or in our business from the recent U.S Government shutdown. Our Federal business represents about 5% of total revenue. Also, we are obviously aware of the news headlines regarding macroeconomic and geopolitical issues today, including Brexit. Our forward guidance today takes into consideration our best estimates of these potential risks and any further significant headwinds related to additional and prolonged U.S. Government shutdowns or a significant macroeconomic slowdown could impact our guidance.
FULL YEAR GUIDANCE
Our guidance for full year 2019 is as follows:
As a result of purchase price accounting rules related to our Grovo acquisition in 2018, $5 million of deferred revenue will not be recognized as revenue in future periods. It’s important to recognize this has an approximate one percentage point impact on our 2019 revenue growth rate and operating margin.
Regarding cash flow, as we describe below we expect slightly elevated levels of capital expenditures in 2019. These slightly elevated capital expenditure levels, combined with the continued transition of our services business in 2019, will impact our working capital benefits on unlevered free cash margin when compared to our operating margin. We do expect an improvement in this margin difference in 2020 when the services business is fully transitioned.

Note: References to all financial numbers are non-GAAP unless stated as GAAP

Also, it’s important to understand that our total revenue growth in 2019 will continue to be impacted by the transition of our services business to partners but our underlying subscription revenue growth is expected to continue to show strong growth.
Q1 2019 GUIDANCE
And our guidance for the first quarter of 2019 is as follows:

We expect continued improvement in operating and unlevered free cash flow margins that will be enabled by improvements in sales efficiency and operational excellence initiatives. With respect to our longer-term margin targets, we continue to target the Rule of 40, which we define as the sum of annual subscription revenue growth and unlevered free cash flow margin, by 2020, which would result in approximately $150 million of unlevered free cash flow or $2 per diluted share.

Note: References to all financial numbers are non-GAAP unless stated as GAAP

Teamwork at its Best
In summary, we are very pleased with our 2018 accomplishments. The changes we made to our business in 2018 delivered innovative products, more recurring revenue, more profits and healthy, growing cash flow to benefit our customers, partners, employees and shareholders. As we move into 2019, we believe we have already made strong progress with the right leadership in place to best manage the next phase of our growth and deliver on our financial and operational objectives. We believe that Cornerstone is at the start of a new and exciting phase in our history.
Thank you to our partners, clients, shareholders and employees for joining us on this journey. We want to especially thank our global team for all of their great work throughout this transition to help thousands of organizations and tens of millions of people around the world to realize their potential.

Sincerely,

Adam Miller
Founder and Chief Executive Officer

Brian Swartz
Chief Financial Officer

Note: References to all financial numbers are non-GAAP unless stated as GAAP

Cornerstone OnDemand, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2018 *	December 31, 2017
Assets
Cash and cash equivalents	$183,596	$393,576
Short-term investments	204,732	169,551
Accounts receivable, net	125,300	154,428
Deferred commissions, current portion	24,467	42,806
Prepaid expenses and other current assets	34,940	21,754
Total current assets	573,035	782,115

Capitalized software development costs, net	45,416	37,431
Property and equipment, net	77,254	20,817
Deferred commissions, net of current portion	45,444	—
Long-term investments	1,250	96,949
Intangible assets, net	13,867	—
Goodwill	47,453	25,894
Other assets, net	3,437	3,984
Total Assets	$807,156	$967,190

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$11,921	$17,637
Accrued expenses	68,331	57,528
Deferred revenue, current portion	312,526	311,997
Convertible notes, net	—	248,025
Other liabilities	7,645	9,051
Total current liabilities	400,423	644,238

Convertible notes, net	288,967	285,168
Other liabilities, non-current	2,484	1,498
Deferred revenue, net of current portion	13,275	14,166
Facility financing obligation	46,100	—
Total liabilities	751,249	945,070

Stockholders’ Equity:
Common stock	6	6
Additional paid-in capital	585,387	536,951
Accumulated deficit	(529,962)	(515,054)
Accumulated other comprehensive income	476	217
Total stockholders’ equity	55,907	22,120
Total Liabilities and Stockholders’ Equity	$807,156	$967,190

*As adjusted to reflect the impact of the adoption of ASC 606.

Note: References to all financial numbers are non-GAAP unless stated as GAAP

Cornerstone OnDemand, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018 *	2017	2018 *	2017
Revenue	$138,247	$131,956	$537,891	$481,985
Cost of revenue [1,2]	34,793	37,889	144,349	142,867
Gross profit	103,454	94,067	393,542	339,118
Operating expenses:
Sales and marketing [1]	52,354	60,750	224,635	240,271
Research and development [1]	24,967	17,491	76,981	61,975
General and administrative [1]	23,535	19,723	90,749	84,589
Restructuring [1]	—	1,539	8,946	1,539
Total operating expenses	100,856	99,503	401,311	388,374
Income (loss) from operations	2,598	(5,436)	(7,769)	(49,256)
Other income (expense):
Interest income	1,653	930	7,796	2,951
Interest expense	(5,350)	(4,747)	(28,176)	(14,762)
Other, net	(1,070)	557	(3,098)	1,478
Other income (expense), net	(4,767)	(3,260)	(23,478)	(10,333)
Loss before income tax provision	(2,169)	(8,696)	(31,247)	(59,589)
Income tax provision	(1,004)	(308)	(2,595)	(1,746)
Net loss	$(3,173)	$(9,004)	$(33,842)	$(61,335)
Net loss per share, basic and diluted	$(0.05)	$(0.16)	$(0.58)	$(1.07)
Weighted average common shares outstanding, basic and diluted	58,649	57,826	58,159	57,262

1	Includes stock-based compensation as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018 *	2017	2018 *	2017
Cost of revenue	$1,113	$1,275	$4,218	$4,904
Sales and marketing	5,722	6,893	24,440	28,427
Research and development	3,863	2,490	11,800	9,630
General and administrative	4,817	4,143	19,872	22,869
Restructuring	—	—	6,227	—
Total	$15,515	$14,801	$66,557	$65,830

2	Cost of revenue includes amortization of intangible assets as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018 *	2017	2018 *	2017
Cost of revenue	$625	$781	$833	$7,421

*As adjusted to reflect the impact of the adoption of ASC 606.

Note: References to all financial numbers are non-GAAP unless stated as GAAP

Cornerstone OnDemand, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018 *	2017	2018 *	2017
Cash flows from operating activities:
Net loss	$(3,173)	$(9,004)	$(33,842)	$(61,335)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,909	8,349	35,260	35,377
Accretion of debt discount and amortization of debt issuance costs	1,011	2,685	8,929	9,833
Purchased investment premium, net of amortization	(588)	608	(160)	1,135
Net foreign currency loss (gain)	82	(1,093)	(440)	(2,461)
Stock-based compensation expense	15,515	14,895	66,557	65,924
Write-off of capitalized software	—	1,339	—	1,339
Deferred income taxes	123	52	123	52
Changes in operating assets and liabilities:
Accounts receivable	(28,558)	(28,948)	27,199	(14,317)
Deferred commissions	(8,212)	(4,892)	(15,316)	(5,249)
Prepaid expenses and other assets	(1,951)	1,329	(11,443)	(2,704)
Accounts payable	762	1,456	(5,496)	(6,820)
Accrued expenses	9,270	10,637	9,291	8,530
Deferred revenue	49,498	52,152	10,803	35,829
Other liabilities	1,299	2,018	(1,212)	2,377
Net cash provided by operating activities	44,987	51,583	90,253	67,510
Cash flows from investing activities:
Purchases of investments	—	(92,029)	(125,109)	(323,413)
Maturities of investments	50,550	94,572	185,733	314,418
Capital expenditures	(4,734)	(418)	(14,895)	(7,100)
Capitalized software costs	(6,572)	(4,745)	(25,515)	(20,571)
Cash paid for acquisition, net of cash acquired	(22,997)	—	(41,090)	—
Net cash provided by (used in) investing activities	16,247	(2,620)	(20,876)	(36,666)
Cash flows from financing activities:
Proceeds from convertible notes and payments of debt issuance costs	—	285,077	(152)	285,077
Repayment of convertible notes	—	—	(253,000)	—
Proceeds from employee stock plans	10,928	2,787	54,402	12,509
Repurchases of common stock	(24,515)	(20,734)	(79,266)	(20,734)
Net cash (used in) provided by financing activities	(13,587)	267,130	(278,016)	276,852
Effect of exchange rate changes on cash and cash equivalents	(609)	1,050	(1,341)	2,580
Net increase (decrease) in cash and cash equivalents	47,038	317,143	(209,980)	310,276
Cash and cash equivalents at beginning of period	136,558	76,433	393,576	83,300
Cash and cash equivalents at end of period	$183,596	$393,576	$183,596	$393,576
Supplemental cash flow information:
Cash paid for interest	$—	$—	$13,628	$3,841
Cash paid for income taxes	286	443	1,859	2,243
Proceeds from employee stock plans received in advance of stock issuance	642	575	642	575
Non-cash investing and financing activities:
Assets acquired under capital leases and other financing arrangements	$46,100	$—	$47,070	$3,467
Capitalized assets financed by accounts payable and accrued expenses	1,566	1,829	1,566	1,829
Capitalized stock-based compensation	1,295	1,277	5,042	4,998
Deferred offering costs included in accrued expenses	—	152	—	152
Unsettled share repurchase in other liabilities	—	1,866	—	1,866
*As adjusted to reflect the impact of the adoption of ASC 606.

Note: References to all financial numbers are non-GAAP unless stated as GAAP

Cornerstone OnDemand, Inc.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO UNLEVERED FREE CASH FLOW AND UNLEVERED FREE CASH FLOW MARGIN
(A Non-GAAP Financial Measure)
(in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Reconciliation of unlevered free cash flow:
Net cash provided by operating activities	$44,987	$51,583	$90,253	$67,510
Capital expenditures	(4,734)	(418)	(14,895)	(7,100)
Capitalized software costs	(6,572)	(4,745)	(25,515)	(20,571)
Cash paid for interest	—	—	13,628	3,841
Unlevered free cash flow	$33,681	$46,420	$63,471	$43,680
Unlevered free cash flow margin	24.4%	35.2%	11.8%	9.1%

Note: References to all financial numbers are non-GAAP unless stated as GAAP

Cornerstone OnDemand, Inc.
RECONCILIATIONS OF COST OF REVENUE TO NON-GAAP COST OF REVENUE, GROSS PROFIT AND GROSS MARGIN TO NON-GAAP GROSS PROFIT AND NON-GAAP GROSS MARGIN, INCOME (LOSS) FROM OPERATIONS TO NON-GAAP OPERATING INCOME AND OPERATING MARGIN TO NON-GAAP OPERATING INCOME MARGIN AND RECONCILIATION OF THE IMPACTS FROM THE ADOPTION OF ASC 606
(in thousands)
(unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2018			2017	2018			2017
	As Reported (ASC 606)	Impacts of Adoption	Without Adoption (ASC 605)	As Reported (ASC 605)	As Reported (ASC 606)	Impacts of Adoption	Without Adoption (ASC 605)	As Reported (ASC 605)
Reconciliation of cost of revenue, gross profit and gross margin:
Revenue	$138,247	$(382)	$137,865	$131,956	$537,891	$(696)	$537,195	$481,985
Cost of revenue	34,793	—	34,793	37,889	144,349	—	144,349	142,867
Gross profit	$103,454	$(382)	$103,072	$94,067	$393,542	$(696)	$392,846	$339,118
Gross margin	74.8%		74.8%	71.3%	73.2%		73.1%	70.4%

Cost of revenue	$34,793	$—	$34,793	$37,889	$144,349	$—	$144,349	$142,867
Adjustments to cost of revenue:
Stock-based compensation	(1,113)	—	(1,113)	(1,275)	(4,218)	—	(4,218)	(4,904)
Amortization of intangible assets	(625)	—	(625)	(781)	(833)	—	(833)	(7,421)
Total adjustments to cost of revenue	(1,738)	—	(1,738)	(2,056)	(5,051)	—	(5,051)	(12,325)
Non-GAAP costs of revenue	33,055	—	33,055	35,833	139,298	—	139,298	130,542
Non-GAAP gross profit	$105,192	$(382)	$104,810	$96,123	$398,593	$(696)	$397,897	$351,443
Non-GAAP gross margin	76.1%		76.0%	72.8%	74.1%		74.1%	72.9%

Reconciliation of operating income (loss) and operating income (loss) margin:
Income (loss) from operations	$2,598	$(340)	$2,258	$(5,436)	$(7,769)	$296	$(7,473)	$(49,256)
Operating margin	1.9%		1.6%	(4.1)%	(1.4)%		(1.4)%	(10.2)%
Adjustments to income (loss) from operations:
Stock-based compensation	15,515	—	15,515	14,801	60,330	—	60,330	65,830
Amortization of intangible assets	625	—	625	781	833	—	833	7,421
Write-off of capitalized software	—	—	—	1,339		—	—	1,339
Restructuring	—	—	—	1,539	8,946	—	8,946	1,539
Acquisition costs[1]	705	—	705	—	1,057	—	1,057	—
Total adjustments to income (loss) from operations	16,845	—	16,845	18,460	71,166	—	71,166	76,129
Non-GAAP operating income	$19,443	$(340)	$19,103	$13,024	$63,397	$296	$63,693	$26,873
Non-GAAP operating income margin	14.1%		13.9%	9.9%	11.8%		11.9%	5.6%

1	Costs related to the acquisitions of Workpop Inc. and Grovo Learning, Inc.

Note: References to all financial numbers are non-GAAP unless stated as GAAP

Cornerstone OnDemand, Inc.
RECONCILIATIONS OF NET LOSS TO NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER SHARE AND RECONCILIATION OF THE IMPACTS FROM THE ADOPTION OF ASC 606
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2018			2017	2018			2017
	As Reported (ASC 606)	Impacts of Adoption	Without Adoption (ASC 605)	As Reported (ASC 605)	As Reported (ASC 606)	Impacts of Adoption	Without Adoption (ASC 605)	As Reported (ASC 605)
Net loss	$(3,173)	$(340)	$(3,513)	$(9,004)	$(33,842)	$296	$(33,546)	$(61,335)
Adjustments to net loss
Stock-based compensation	15,515	—	15,515	14,801	60,330	—	60,330	65,830
Amortization of intangible assets	625	—	625	781	833	—	833	7,421
Accretion of debt discount and amortization of debt issuance costs[1]	1,011	—	1,011	2,685	8,929	—	8,929	9,833
Fair value adjustment on strategic investments [2]	750	—	750	—	750	—	750	600
Write-off of capitalized software	—	—	—	1,339	—	—	—	1,339
Restructuring	—	—	—	1,539	8,946	—	8,946	1,539
Acquisition costs[3]	705	—	705	—	1,057	—	1,057	—
Total adjustments to net loss	18,606	—	18,606	21,145	80,845	—	80,845	86,562
Non-GAAP net income	$15,433	$(340)	$15,093	$12,141	$47,003	$296	$47,299	$25,227
Non-GAAP basic net income per share	$0.26		$0.26	$0.21	$0.81		$0.81	$0.44
Non-GAAP diluted net income per share	$0.24		$0.23	$0.19	$0.74		$0.75	$0.41
Weighted-average common shares outstanding, basic	58,649		58,649	57,826	58,159		58,159	57,262
Non-GAAP weighted-average common shares outstanding, diluted	64,281		64,281	62,414	63,412		63,412	61,721

1
Debt discount accretion and debt issuance cost amortization has been recorded in connection with our issuance of $253.0 million in convertible notes on June 17, 2013 and $300.0 million in convertible notes on December 8, 2017. These expenses represent non-cash charges that have been recorded in accordance with the authoritative accounting literature for such transactions.

2	Fair value adjustment recorded for our strategic investments in privately-held companies.
3	Costs related to the acquisitions of Workpop Inc. and Grovo Learning, Inc.

Note: References to all financial numbers are non-GAAP unless stated as GAAP

Cornerstone OnDemand, Inc.
CONSOLIDATED BALANCE SHEETS
RECONCILIATION OF THE IMPACTS OF THE ADOPTION OF ASC 606
(in thousands)
(unaudited)

	December 31, 2018			December 31, 2017
	As Reported (ASC 606)	Impacts of Adoption	Without Adoption (ASC 605)	As Reported (ASC 605)
Assets
Cash and cash equivalents	$183,596	$—	$183,596	$393,576
Short-term investments	204,732	—	204,732	169,551
Accounts receivable, net	125,300	—	125,300	154,428
Deferred commissions, current portion	24,467	30,624	55,091	42,806
Prepaid expenses and other current assets	34,940	—	34,940	21,754
Total current assets	573,035	30,624	603,659	782,115

Capitalized software development costs, net	45,416	—	45,416	37,431
Property and equipment, net	77,254	—	77,254	20,817
Deferred commissions, net of current portion	45,444	(45,444)	—	—
Long-term investments	1,250	—	1,250	96,949
Intangible assets, net	13,867	—	13,867	—
Goodwill	47,453	—	47,453	25,894
Other assets, net	3,437	—	3,437	3,984
Total Assets	$807,156	$(14,820)	$792,336	$967,190

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$11,921	$—	$11,921	$17,637
Accrued expenses	68,331	(1,697)	66,634	57,528
Deferred revenue, current portion	312,526	6,751	319,277	311,997
Convertible notes, net	—	—	—	248,025
Other liabilities	7,645	—	7,645	9,051
Total current liabilities	400,423	5,054	405,477	644,238

Convertible notes, net	288,967	—	288,967	285,168
Other liabilities, non-current	2,484	—	2,484	1,498
Deferred revenue, net of current portion	13,275	—	13,275	14,166
Facility financing obligation	46,100	—	46,100	—
Total liabilities	751,249	5,054	756,303	945,070

Stockholders’ Equity:
Common stock	6	—	6	6
Additional paid-in capital	585,387	—	585,387	536,951
Accumulated deficit	(529,962)	(19,874)	(549,836)	(515,054)
Accumulated other comprehensive income	476	—	476	217
Total stockholders’ equity	55,907	(19,874)	36,033	22,120
Total Liabilities and Stockholders’ Equity	$807,156	$(14,820)	$792,336	$967,190

Note: References to all financial numbers are non-GAAP unless stated as GAAP

Cornerstone OnDemand, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
RECONCILIATION OF THE IMPACTS OF THE ADOPTION OF ASC 606
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2018			2017	2018			2017
	As Reported (ASC 606)	Impacts of Adoption	Without Adoption (ASC 605)	As Reported (ASC 605)	As Reported (ASC 606)	Impacts of Adoption	Without Adoption (ASC 605)	As Reported (ASC 605)
Revenue	$138,247	$(382)	$137,865	$131,956	$537,891	$(696)	$537,195	$481,985
Cost of revenue	34,793	—	34,793	37,889	144,349	—	144,349	142,867
Gross profit	103,454	(382)	103,072	94,067	393,542	(696)	392,846	339,118
Operating expenses:
Sales and marketing	52,354	(42)	52,312	60,750	224,635	(992)	223,643	240,271
Research and development	24,967	—	24,967	17,491	76,981	—	76,981	61,975
General and administrative	23,535	—	23,535	19,723	90,749	—	90,749	84,589
Restructuring	—	—	—	1,539	8,946	—	8,946	1,539
Total operating expenses	100,856	(42)	100,814	99,503	401,311	(992)	400,319	388,374
Income (loss) from operations	2,598	(340)	2,258	(5,436)	(7,769)	296	(7,473)	(49,256)
Other income (expense):
Interest income	1,653	—	1,653	930	7,796	—	7,796	2,951
Interest expense	(5,350)	—	(5,350)	(4,747)	(28,176)	—	(28,176)	(14,762)
Other, net	(1,070)	—	(1,070)	557	(3,098)	—	(3,098)	1,478
Other income (expense), net	(4,767)	—	(4,767)	(3,260)	(23,478)	—	(23,478)	(10,333)
Loss before income tax provision	(2,169)	(340)	(2,509)	(8,696)	(31,247)	296	(30,951)	(59,589)
Income tax provision	(1,004)	—	(1,004)	(308)	(2,595)	—	(2,595)	(1,746)
Net loss	$(3,173)	$(340)	$(3,513)	$(9,004)	$(33,842)	$296	$(33,546)	$(61,335)
Net loss per share, basic and diluted	$(0.05)		$(0.06)	$(0.16)	$(0.58)		$(0.58)	$(1.07)
Weighted average common shares outstanding, basic and diluted	58,649		58,649	57,826	58,159		58,159	57,262

Note: References to all financial numbers are non-GAAP unless stated as GAAP

FORWARD-LOOKING STATEMENTS
This shareholder letter contains forward-looking statements, including, but not limited to, statements regarding the expected performance of our business, our future financial and operating performance, including our GAAP and non-GAAP guidance, strategy, long-term growth and overall future prospects, our expectations regarding recurring revenue growth and operating margins, and general business conditions. Any forward-looking statements contained in this shareholder letter or the quarterly conference call are based upon our historical performance and our current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent our expectations as of the date of this shareholder letter. Subsequent events may cause these expectations to change, and we disclaim any obligation to update the forward-looking statements in the future, except as required by law. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from our current expectations. Important factors that could cause actual results to differ materially from those anticipated in our forward-looking statements include, but are not limited to, our ability to attract new clients; the extent to which clients renew their subscriptions for our solutions; the timing of when consulting services are delivered to new and existing clients by our services organization and implementation subcontractors; the complexity of deployments and product implementations, which can impact the timing of when revenue is recognized from new and existing clients; allowing our implementation subcontractors to contract directly with clients for implementation services; our shift to focusing on recurring revenue streams; our ability to compete as the learning and human capital management provider for organizations of all sizes; changes in the proportion of our client base that is comprised of enterprise or mid-sized organizations; our ability to manage our growth, including additional headcount and entry into new geographies; our ability to expand our enterprise and mid-market sales opportunities; our ability to maintain stable and consistent quota attainment rates; continued strong demand for learning and human capital management in the U.S., Europe, Asia Pacific and Latin America; the timing and success of efforts to increase operational efficiency and cost containment; the possibility that the share repurchase program may be suspended or discontinued; the timing and success of solutions offered by our competitors; unpredictable macro-economic conditions; the impact of foreign exchange rates; reductions in information technology spending; the success of our new product and service introductions; a disruption in our hosting network infrastructure; problems caused by security breaches; costs and reputational harm that could result from defects in our solutions; the success of our strategic relationships with third parties; the loss of any of our key employees and our ability to locate qualified replacements; failure to protect our intellectual property; acts of terrorism or other vandalism, war or natural disasters; changes in current tax or accounting rules; legal or political changes in local or foreign jurisdictions that decrease demand for, or restrict our ability to sell or provide, our products; and unanticipated costs or liabilities related to businesses that we acquire. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.